UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event ): September 5, 2017

My Cloudz, Inc.
(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation)

333-203373

(Commission File Number)

36-4797193

(IRS Employer Identification No.)

430/23 Moo 12, Nongprue, Banglamung

Chonburi, 20150

Thailand

(Address of principal executive offices)(Zip Code)

(775) 882-1013

Registrant’s telephone number, including area code

____________________________________________

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On September 5, My Cloudz, Inc., a Nevada corporation (the “Company”), announced it had entered into a non-binding letter of intent, dated August 17th executed September 5, 2017 (the “Letter of Intent”), with Gridiron BioNutrients™ a Nevada corporation (“Gridiron”), pursuant to which, the Company has proposed to acquire Gridiron. The prospective transaction is contemplated to be structured as a share exchange, whereby the Company would acquire all issued and outstanding shares and other securities of Gridiron in exchange for shares of common stock of the Company, such that upon closing of the share exchange, the shareholders of Gridiron would hold 70% of the issued and outstanding shares of common stock of the Company.

Gridiron BioNutrients™ is a business committed to health solutions through the advancement of cannabidiol “CBD” science. The Company’s flagship product is Gridiron MVP™ Water; Gridiron is also currently in development of additional CBD products for the health and wellness industry that will be released over the next twelve months.

The Gridiron MVP™ water is infused with the highest quality organic CBD that has soil based probiotics, fulvic and humic minerals, 77+ additional trace minerals, electrolytes, with a pH of 10. The beverage has no THC, no sugar - no artificial flavors - no artificial colors.

The Letter of Intent provides that until November 30th, 2017 neither the Company nor Gridiron BioNutrients™ may negotiate or deal with any other party with respect to any matter related to the prospective share exchange, and (ii) that definitive documentation regarding the prospective share exchange shall be executed not later than November 30, 2017, and that closing shall take place on November 30th 2017. The agreement allows for an automatic extension of 30 days should the definitive agreement not be executed by November 30th, 2017. Should for any reason the definitive agreement not be executed by March 31, 2018 then the letter of intent shall be deemed terminated.

Prior to closing Gridiron BioNutrients™ must provide audited financial statements.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

My Cloudz, Inc.

Date: September 5, 2017	By:	/s/ Sommay Vongsa
	Name:	Sommay Vongsa
	Title:	President

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